KILPATRICK & CODY, L.L.P.
1100 PEACHTREE STREET
SUITE 2800
ATLANTA, GEORGIA  30309
Telephone:  404-815-6132
Fax:  404-815-6555

                          January 27, 1997

Mr. Greg D'Amico
President and Treasurer
IPS Funds
625 S. Gay Street, Suite 630
Knoxville, Tennessee  37902

     Re: Rule 24f-2 Notice for Fiscal Year Ended November 30, 1996 Concerning IPS Millennium Fund (Files Nos. 33-83132 and 811-
          8718)

Ladies and Gentlemen:

     We have served as counsel for the IPS Funds, an Ohio business trust (the "Trust") registered as an investment company under the Investment Company Act of 1940, as amended (File No. 811-8718) and with an indefinite number of shares of beneficial interest registered for offer and sale (the "Stock") under the Securities Act of 1933, as amended, pursuant to the Company's Registration Statement on Form N-1A (No. 33-83132) (the "Registration Statement").

     We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the organization of the Company and to the authorization and issuance of the Registered Stock (as defined below) as we have deemed necessary and advisable. Our opinion is limited to matters arising under the provisions of the Trust's Declaration of Trust dated August 10, 1994, as amended October 31,
1994, applicable to the issuance of the Registered Stock by the Company.

     In rendering this opinion, we have reviewed and relied upon an Officer's Certificate (the "Certificate") from Greg D'Amico, Treasurer of the Company, dated January 27, 1997. According to the Certificate, the Company issued 195,759.989 shares of Stock during the fiscal year ended November 30, 1996 (the "Registered Stock"), and received consideration of not less than that determined by the Fund's Trustees for each such share of Registered Stock.

     In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     As to all factual matters relating to this opinion, including those addressed in the Certificate, we have relied

Mr. Greg D'Amico
January 27, 1997
Page 2




solely upon, and have assumed the accuracy, completeness and genuineness of, oral and written representations made to us by officers of the Company without making any independent investigation with respect thereto.

     Based upon the foregoing and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Registered Stock was, upon issuance thereof against payment therefor as contemplated in the Registration Statement, legally issued, fully paid and non-assessable.


                              Very truly yours,

                              KILPATRICK & CODY, L.L.P.



                              By: /s/ Reinaldo Pascual
                                  Reinaldo Pascual, Partner



RP:mr